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Exhibit
Number

12    Computation of Ratio of Earnings to Fixed Charges




                                   AT&T CORP.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                    FOR THE THREE MONTHS ENDED MARCH 31, 2002

(DOLLARS IN MILLIONS)
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
Income from continuing operations before income taxes                         $ 460
Add distributions of less than 50% owned affiliates                               1
Add fixed charges, excluding capitalized interest and dividend requirements on subsidiary preferred stock and interest on
   trust preferred securities                                                   822
                                                                            -------
Total earnings from continuing operations before income taxes and
   fixed charges                                                            $ 1,283

Fixed Charges:
Total interest expense                                                        $ 767
Capitalized interest                                                             23
Interest portion of rental expense                                               55
Dividend requirements on subsidiary preferred stock and interest
   on trust preferred securities                                                103
                                                                            -------
Total fixed charges                                                           $ 948

Ratio of earnings to fixed charges                                              1.4

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